EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS THIRD QUARTER NET INCOME, STRONG LOAN GROWTH AND SOLID CREDIT QUALITY

WAYNE, NJ – October 25, 2017 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2017 of $39.6 million, or $0.14 per diluted common share, as compared to the third quarter of 2016 earnings of $42.8 million, or $0.16 per diluted common share, and net income of $50.1 million, or $0.18 per diluted common share, for the second quarter of 2017. Net income for the third quarter of 2017 included infrequent charges totaling $11.1 million ($6.8 million after-tax) that mostly consist of professional fees and employee severance expense related to our LIFT earnings enhancement program, and, to a lesser extent, merger expenses related to the proposed acquisition of USAmeriBancorp, Inc. ("USAB"). Excluding the infrequent charges, our adjusted net income was $46.4 million, or $0.17 per diluted common share, for the third quarter of 2017. See further details below.
Key financial highlights for the third quarter:

•
Loan Portfolio: Loans increased by $490.7 million, or 11.1 percent on an annualized basis, to $18.2 billion at September 30, 2017 from June 30, 2017 largely due to net increases of $216.7 million, $143.1 million and $75.6 million in residential mortgage loans, total commercial real estate loans and commercial and industrial loans, respectively. The residential mortgage loan growth was largely driven by solid loan production from our expanding internal team of mortgage consultants covering New Jersey, New York and Florida. Additionally, during the third quarter of 2017, we sold $176 million of residential mortgage loans (including approximately $139 million of loans held for sale at June 30, 2017) resulting in pre-tax gains of $5.5 million. See additional information under the "Loans, Deposits and Other Borrowings" section below.

•
Earnings Enhancement Program: In July 2017, we completed the idea generation and approval phase of the our company-wide earning enhancement initiative called LIFT. As a result of these efforts, we plan to achieve approximately $22 million in total cost reductions and revenue enhancements on an annualized pre-tax run-rate through a combination of workforce reduction and other efficiency and revenue initiatives. We estimate that these changes will result in employee severance and other implementation costs of approximately $11 million, of which the vast majority was recognized in the third quarter of 2017. The implementation phase of the initiative enhancements is expected to be fully phased-in by June 30, 2019. During the third quarter of 2017, Valley implemented several enhancements that we anticipate will result in cost reductions of $9 million on an annualized pre-tax basis beginning in the fourth quarter of 2017.

•
Efficiency Ratio: Our efficiency ratio was 69.43 percent for the third quarter of 2017 compared to 63.28 percent and 61.57 percent for the third quarter of 2016 and second quarter of 2017, respectively. Excluding the aforementioned $11.1 million of infrequent charges and amortization

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

of tax credit investments included in non-interest expense, our adjusted efficiency ratio was 59.21 percent for the third quarter of 2017 as compared to 59.68 percent and 57.58 percent for the third quarter of 2016 and second quarter of 2017, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding this non-GAAP measure.

•
Net Interest Income and Margin: Net interest income on a tax equivalent basis of $166.9 million for the third quarter of 2017 increased $10.6 million as compared to the third quarter of 2016 and decreased $4.2 million from the second quarter of 2017. Our net interest margin on a tax equivalent basis of 3.08 percent for the third quarter of 2017 decreased by 6 basis points and 12 basis points as compared to the third quarter of 2016 and second quarter of 2017, respectively. The decrease in net interest income and margin for the third quarter of 2017 as compared to the linked second quarter was partly caused by a combined decrease of $4.1 million in commercial loan interest rate swap fees and interest income recoveries from non-performing loans, as well as an increase in interest expense on deposits. See the "Net Interest Income and Margin" section below for more details.

Gerald H. Lipkin, Chairman & CEO commented that, “Our net income continued to benefit from strong new loan volumes mainly within residential mortgage and commercial real estate loans during the third quarter. Additionally, the credit quality of our balance sheet remained well-controlled as reflected in the decrease in accruing loans past due to 0.17 percent of total loans and net recoveries of loan charge-offs totaling $1.2 million for the third quarter of 2017."

The acquisition of USAB, and its wholly owned subsidiary, USAmeriBank, is expected to close in the first quarter of 2018, and Valley has received all necessary banking regulatory approvals to complete the merger. However, the merger is still subject to a number of conditions, including shareholder approval. Valley has filed an S-4 registration containing a joint proxy statement with the Securities Exchange Commission (“SEC”). When the SEC process allows the registration statement to become effective, Valley and USAB will announce the dates of their shareholder meetings that are expected to be held in December 2017.
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $166.9 million for the third quarter of 2017 increased $10.6 million as compared to the third quarter of 2016 and decreased $4.2 million from the second quarter of 2017. Interest income on a tax equivalent basis increased $401 thousand to $213.7 million for the third quarter of 2017 as compared to the second quarter of 2017 mainly due to a $304.6 million increase in average loans, partially offset by a 5 basis point decrease in the yield on average loans. The decrease in yield on average loans for the third quarter of 2017 as compared to the linked second quarter was largely due to a combined decrease of $4.1 million in periodic commercial loan fee income related to derivative interest rate swaps executed with customers and interest income recoveries from non-performing loans. Interest expense of $46.8 million for the third quarter of 2017 increased $4.6 million as compared to the second quarter of 2017. During the third quarter of 2017, our interest expense on deposits increased by approximately $3.6 million from the linked second quarter largely due to an increase in short-term market interest rates on interest bearing deposits without stated maturities and one more day during the third quarter compared to the second quarter. Interest expense on long-term borrowings also increased $1.4 million in the third quarter of 2017 as compared to the second quarter of 2017 due, in part, to an increase of $352.4 million in the average balances. Average long-term borrowings increased as compared to the

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

second quarter of 2017 mostly due to new long-term FHLB borrowings replacing short-term FHLB advances that matured during the second and third quarters of 2017. As a result, both the interest expense on short-term borrowings and average balances declined by $355 thousand and $300.2 million, respectively, during the third quarter of 2017 as compared to the second quarter of 2017.
Our net interest margin on a tax equivalent basis of 3.08 percent for the third quarter of 2017 decreased by 6 basis points and 12 basis points as compared to the third quarter of 2016 and second quarter of 2017, respectively. The yield on average interest earning assets decreased by 3 basis points on a linked quarter basis mostly due to the aforementioned decline in commercial loan swap fees and interest income recoveries which negatively impacted the yield by 8 basis points. The yield on average loans also decreased 5 basis points to 4.15 percent for the third quarter of 2017 as compared to the second quarter of 2017 due to the aforementioned decreases which negatively impacted the loan yield by approximately 9 basis points. The yield on average taxable and non-taxable investment securities also moderately decreased by 1 basis point and 2 basis points, respectively, as compared to the second quarter of 2017. The overall cost of average interest bearing liabilities increased by 11 basis points to 1.19 percent during the third quarter of 2017 from 1.08 percent in the linked second quarter of 2017. The increase was due, in part, to higher interest rates on most deposits and short-term borrowings, a shift in the overall mix of borrowings from short-term to more long-term FHLB advances (with maturities less than two years), as well as one more day during the third quarter of 2017 compared to the second quarter. Our cost of total deposits was 0.61 percent for the third quarter of 2017 as compared to 0.53 percent for the second quarter of 2017.
Non-Interest Income
Non-interest income increased $1.4 million, or 5.7 percent, to $26.1 million for the third quarter of 2017 from $24.7 million for the second quarter of 2017 mostly due to an increase in net gains on sales of residential mortgage loans caused by higher sales volume.
Non-Interest Expense
Non-interest expense increased $13.3 million, or 11.2 percent, to $132.6 million for the third quarter of 2017 from the second quarter of 2017 mainly due to increases of $6.8 million and $5.7 million in professional and legal fees and salary and employee benefits, respectively. For the third quarter of 2017, these expense categories included charges of $7.1 million and $3.8 million, respectively, related to our LIFT initiative and proposed USAB merger. Other non-interest expense also included $266 thousand of USAB merger related expenses during the third quarter of 2017.
Income Tax Expense
Income tax expense totaled $17.1 million for the third quarter of 2017 as compared to $20.7 million and $17.0 million for the second quarter of 2017 and third quarter of 2016, respectively. Our effective tax rate was 30.1 percent, 29.3 percent, and 28.5 percent for the third quarter of 2017, second quarter of 2017, and third quarter of 2016, respectively. For the remainder of 2017, we anticipate that our effective tax rate will range from 28 percent to 31 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

Loans, Deposits and Other Borrowings
Loans. Loans increased $490.7 million, or 11.1 percent on an annualized basis, to approximately $18.2 billion at September 30, 2017 from June 30, 2017, net of $69.6 million decline in the PCI loan portion of the portfolio. Residential mortgage loans held for sale totaled $13.3 million and $139.6 million at September 30, 2017 and June 30, 2017, respectively. See additional information regarding our residential mortgage loan activities below.
Total commercial and industrial loans increased $75.6 million, or 11.5 percent on an annualized basis, from June 30, 2017 to approximately $2.7 billion at September 30, 2017 due to a $86.7 million, or 14.3 percent on an annualized basis, increase in the non-PCI loan portfolio, partially offset by normal run-off in the PCI loan portfolio.
Commercial real estate loans (excluding construction loans) increased $120.6 million from June 30, 2017 to $9.4 billion at September 30, 2017 mostly due to a $158.6 million, or 7.7 percent on an annualized basis, increase in the non-PCI loan portfolio. The increase in non-PCI loans was primarily due to solid organic loan volumes in New York, New Jersey and Florida, particularly amongst our pre-existing long-term customer base during the third quarter of 2017. Construction loans increased $22.6 million, or 10.2 percent on an annualized basis, to $903.6 million at September 30, 2017 from June 30, 2017. The increase was mostly due to advances on existing construction projects.
Total residential mortgage loans increased $216.7 million, or approximately 31.8 percent on an annualized basis, to approximately $2.9 billion at September 30, 2017 from June 30, 2017 due to strong loan volumes generated by our new and expanding internal team of mortgage consultants covering our primary markets and a high level of such loans originated for portfolio investment rather than sale during the third quarter of 2017. New and refinanced residential mortgage loan originations totaled approximately $307 million for the third quarter of 2017 as compared to $194 million and $258 million for the second quarter of 2017 and third quarter of 2016, respectively.
Home equity loans totaling $448.8 million at September 30, 2017 decreased by $1.7 million as compared to June 30, 2017 mostly due to PCI loan repayment activity. New home equity loan volumes and customer usage of existing home equity lines of credit continue to be weak, despite a relatively attractive interest rate environment.
Automobile loans increased by $21.3 million, or 7.4 percent on an annualized basis, to $1.2 billion at September 30, 2017 as compared to June 30, 2017. New auto loan origination volumes increased approximately 12.9 percent during the third quarter of 2017 as compared to the second quarter of 2017 largely due to stronger application activity. Our Florida dealership network contributed over $25 million in auto loan originations, representing approximately 17 percent of Valley's total new auto loan production for the third quarter of 2017 as compared to approximately $23.2 million, or 18 percent, of Valley's total auto originations for the second quarter of 2017.
Other consumer loans increased $35.6 million, or 22.2 percent on an annualized basis, to $677.9 million at September 30, 2017 as compared to $642.2 million at June 30, 2017 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Deposits. Total deposits increased $62.7 million, or 1.5 percent on an annualized basis, to approximately $17.3 billion at September 30, 2017 from June 30, 2017 largely due to increases in the Savings, NOW, and money market accounts, as well as time deposits resulting from ongoing retail and business account

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

initiatives in 2017. However, non-interest bearing deposits and brokered money market account balances declined $98.6 million and $96.2 million at September 30, 2017, respectively, as compared to June 30, 2017. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 29 percent, 51 percent and 20 percent of total deposits as of September 30, 2017. The composition of deposits based upon the period end balances remained relatively unchanged at September 30, 2017 as compared to June 30, 2017.
Other Borrowings. Short-term borrowings decreased $251.7 million to approximately $1.5 billion at September 30, 2017 as compared to June 30, 2017 largely due to the maturity of several FHLB advances. Long-term borrowings increased $395.6 million to $2.2 billion at September 30, 2017 as compared to June 30, 2017 mostly due to new FHLB advances with contractual terms less than two years utilized to replace the matured short-term advances and provide additional liquidity for loan growth during the third quarter of 2017.
Credit Quality
Hurricane Irma. The credit quality of our Florida loan portfolio has remained resilient in the aftermath of Hurricane Irma, which hit Florida in mid-September. Through our loan customer outreach efforts, we offered loan payment deferrals up to 90 days to distressed borrowers. Under the deferral program, we have currently granted 53 loan deferral requests with a combined outstanding balance of approximately $37.6 million. At this time, no material loan losses are expected as a result of the hurricane.
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. Our PCI loan portfolio totaled $1.5 billion, or 8.1 percent, of our total loan portfolio at September 30, 2017.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned properties and other repossessed assets (foreclosed assets), and non-accrual debt securities increased $596 thousand, or 1.1 percent, to $55.2 million at September 30, 2017 as compared to June 30, 2017 mainly due to a moderate increase in foreclosed assets during the third quarter of 2017.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $11.6 million to $30.1 million, or 0.17 percent of total loans, at September 30, 2017 as compared to $41.8 million, or 0.24 percent of total loans, at June 30, 2017. The lower level of accruing past due loans was primarily caused by decreases of $6.6 million and $5.7 million in the loans past due 90 or more days and loans past due 60 to 89 days categories at September 30, 2017, respectively, as compared to June 30, 2017. The decreases were largely caused by the third quarter renewal of matured performing loans and the improved performance of one internally classified loan relationship previously reported in the respective delinquency categories at June 30, 2017.
At September 30, 2017, our commercial and industrial loan portfolio included NYC and Chicago taxi medallion loans totaling $129.3 million and $10.0 million, respectively. At September 30, 2017, the medallion portfolio included impaired loans of $40.5 million with related reserves of $5.0 million within the allowance for loan losses as compared to impaired loans of $37.4 million with related reserves of $3.7 million at June 30, 2017. At September 30, 2017, the impaired medallion loans largely consisted of performing troubled debt restructured (TDR) loans, as well as $5.6 million of non-accrual Chicago

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

taxi cab medallion loans. At September 30, 2017, loans past due 60 to 89 days included $2.2 million of matured performing NYC taxi medallions. We are currently renegotiating the terms of these past due loans. In addition, $18.2 million of performing NYC taxi medallion loans have contractual maturity dates in the fourth quarter of 2017. Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral whenever possible. However, we continue to closely monitor this portfolio's performance and the potential impact of the changes in market valuation for taxi medallions due to competing car service providers and other factors.
Despite the increase in performing taxi medallion loans classified as impaired TDR loans, we believe our overall credit quality metrics continued to reflect our solid underwriting standards at September 30, 2017. However, we can provide no assurances as to the future level of our loan delinquencies.
Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at September 30, 2017, June 30, 2017, and September 30, 2016:

	September 30, 2017		June 30, 2017		September 30, 2016
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$57,203	2.11%	$53,792	2.04%	$52,969	2.07%
Commercial real estate loans:
Commercial real estate	36,626	0.39%	37,180	0.40%	35,513	0.43%
Construction	18,673	2.07%	18,275	2.07%	16,947	2.11%
Total commercial real estate loans	55,299	0.54%	55,455	0.55%	52,460	0.58%
Residential mortgage loans	3,892	0.13%	4,186	0.15%	3,378	0.12%
Consumer loans:
Home equity	592	0.13%	582	0.13%	796	0.17%
Auto and other consumer	4,494	0.24%	4,606	0.26%	3,311	0.20%
Total consumer loans	5,086	0.22%	5,188	0.23%	4,107	0.19%
Total allowance for credit losses	$121,480	0.67%	$118,621	0.67%	$112,914	0.68%
Allowance for credit losses as a %
of non-PCI loans		0.73%		0.73%		0.76%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $18.2 billion at September 30, 2017, had net recoveries of loan charge-offs totaling $1.2 million for the third quarter of 2017 as compared to net loan charge-offs of $2.7 million and $3.3 million for the second quarter of 2017 and the third quarter of 2016, respectively. The improvement in net loan charge-offs as compared to the second quarter of 2017 was mainly due to one large commercial and industrial loan recovery totaling $1.8 million during the third quarter of 2017 and a decline in charge-offs within the same loan category mainly due to an unrelated charged-off loan relationship totaling $1.9 million in the second quarter of 2017. During the third quarter of 2017, we recorded a $1.6 million

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

provision for credit losses as compared to $3.6 million and $5.8 million for the second quarter of 2017 and the third quarter of 2016, respectively. The quarter over quarter decrease in the provision was due, in part, to our aforementioned net recoveries of loan charge-offs and the moderate levels of actual and estimated loss experience across the majority of the loan portfolio which is reflective of both Valley's underwriting standards and current economic conditions. Additionally, our analysis of the adequacy of the allowance for loan losses included an assessment of the impact of Hurricane Irma on our Florida loan portfolio at September 30, 2017. As result of the assessment, we do not expect a material amount of loan losses related to Hurricane Irma.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.67 percent at both September 30, 2017 and June 30, 2017 and 0.68 percent at September 30, 2016. At September 30, 2017, our allowance allocations for losses as a percentage of total loans remained relatively stable in most loan categories as compared to June 30, 2017, but increased 0.07 percent for commercial and industrial loans. The increase was partly attributable to an increase in specific and qualitative reserves related to the collateral valuation of taxi medallion loans.
Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $1.5 billion) was 0.73 percent at both September 30, 2017 and June 30, 2017 as compared to 0.76 percent at September 30, 2016. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at September 30, 2017, June 30, 2017 and September 30, 2016.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 12.61 percent, 10.42 percent, 8.13 percent and 9.22 percent, respectively, at September 30, 2017. On August 3, 2017, Valley issued $100 million of 5.50 percent (fixed-to-floating rate) non-cumulative perpetual preferred stock (Series B) which was included in Valley's Tier 1 capital and total risk-based capital at September 30, 2017. Net proceeds to Valley after deducting underwriting discounts, commissions and offering expenses were approximately $98.1 million.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the 2017 third quarter earnings. Those wishing to participate in the call may dial toll-free (800) 230-1093. Investor presentation materials will be made available prior to the conference call at www.valleynationalbank.com.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with nearly $24 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 200 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

headquartered in New Jersey with executive offices in Manhattan and West Palm Beach. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. For more information about Valley National Bank and its products and services, please visit a convenient branch location, www.valleynationalbank.com or call our 24/7 Customer Service Team at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the economy, mainly in New Jersey, New York and Florida, as well as an unexpected decline in commercial real estate values within our market areas;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT";

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in tax laws, regulations and case law;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

Valley National Bancorp (NYSE: VLY)
2017 Third Quarter Earnings
October 25, 2017

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.

•
failure to close the merger with USAB for any reason, including the failure to obtain shareholder approval for the merger within the proposed timeframe or the stock price of Valley during the 30 day pricing period prior to the closing of the merger gives either Valley or USAB the right to terminate the merger agreement;

•	the risk that the businesses of Valley and USAB may not be combined successfully, or such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected;

•
the diversion of management's time on issues relating to the merger; the inability to realize expected cost savings and synergies from the merger of USAB with Valley in the amounts or in the timeframe anticipated; and

•	the inability to retain USAB’s customers and employees.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the period ended June 30, 2017.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2017	2017	2016	2017	2016
FINANCIAL DATA:
Net interest income	$164,854	$168,960	$154,146	$496,343	$453,754
Net interest income - FTE (1)	166,878	171,086	156,315	502,666	459,930
Non-interest income	26,088	24,690	24,853	75,837	70,565
Non-interest expense	132,565	119,239	113,268	372,756	351,296
Income tax expense	17,088	20,714	17,049	55,873	46,898
Net income	39,649	50,065	42,842	135,809	118,056
Dividends on preferred stock	2,683	1,797	1,797	6,277	5,391
Net income available to common shareholders	$36,966	$48,268	$41,045	$129,532	$112,665
Weighted average number of common shares outstanding:
Basic	264,058,174	263,958,292	254,473,994	263,938,786	254,310,769
Diluted	264,936,220	264,778,242	254,940,307	264,754,845	254,698,593
Per common share data:
Basic earnings	$0.14	$0.18	$0.16	$0.49	$0.44
Diluted earnings	0.14	0.18	0.16	0.49	0.44
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	12.40	12.23	9.80	12.76	10.13
Closing stock price - low	10.71	11.28	8.86	10.71	8.31
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$43,762	$48,268	$41,045	$136,329	$112,665
Basic earnings per share, as adjusted	$0.17	$0.18	$0.16	$0.52	$0.44
Diluted earnings per share, as adjusted	0.17	0.18	0.16	0.51	0.44
FINANCIAL RATIOS:
Net interest margin	3.05%	3.16%	3.10%	3.10%	3.08%
Net interest margin - FTE (1)	3.08	3.20	3.14	3.14	3.12
Annualized return on average assets	0.67	0.86	0.78	0.78	0.72
Annualized return on avg. shareholders' equity	6.34	8.27	7.61	7.42	7.04
Annualized return on avg. tangible shareholders' equity (2)	8.96	11.88	11.29	10.61	10.48
Efficiency ratio (3)	69.43	61.57	63.28	65.15	67.00
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.79%	0.86%	0.78%	0.81%	0.72%
Annualized return on average shareholders' equity, as adjusted	7.42	8.27	7.61	7.79	7.04
Annualized return on average tangible shareholders' equity, as adjusted	10.50	11.88	11.29	11.14	10.48
Efficiency ratio, as adjusted	59.21	57.58	59.68	59.46	62.93
AVERAGE BALANCE SHEET ITEMS:
Assets	$23,604,252	$23,396,259	$22,081,470	$23,334,491	$21,831,622
Interest earning assets	21,642,846	21,416,671	19,896,832	21,338,866	19,641,559
Loans	18,006,274	17,701,676	16,570,723	17,676,222	16,273,482
Interest bearing liabilities	15,737,738	15,610,935	14,550,002	15,546,272	14,389,474
Deposits	17,353,099	17,288,487	16,668,925	17,336,068	16,501,615
Shareholders' equity	2,502,538	2,420,848	2,251,461	2,441,227	2,236,569

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2017	2017	2017	2016	2016
Assets	$23,780,661	$23,449,350	$23,220,456	$22,864,439	$22,368,453
Total loans	18,201,462	17,710,760	17,449,498	17,236,103	16,634,135
Non-PCI loans	16,729,607	16,169,291	15,794,797	15,464,601	14,777,020
Deposits	17,312,766	17,250,018	17,331,141	17,730,708	16,972,183
Shareholders' equity	2,537,984	2,423,901	2,398,541	2,377,156	2,257,073

LOANS:
(In thousands)
Commercial and industrial	$2,706,912	$2,631,312	$2,642,319	$2,638,195	$2,558,968
Commercial real estate:
Commercial real estate	9,351,068	9,230,514	9,016,418	8,719,667	8,313,855
Construction	903,640	881,073	835,854	824,946	802,568
Total commercial real estate	10,254,708	10,111,587	9,852,272	9,544,613	9,116,423
Residential mortgage	2,941,435	2,724,777	2,745,447	2,867,918	2,826,130
Total Consumer:
Home equity	448,842	450,510	458,891	469,009	476,820
Automobile	1,171,685	1,150,343	1,150,053	1,139,227	1,121,606
Other consumer	677,880	642,231	600,516	577,141	534,188
Total consumer loans	2,298,407	2,243,084	2,209,460	2,185,377	2,132,614
Total loans	$18,201,462	$17,710,760	$17,449,498	$17,236,103	$16,634,135

CAPITAL RATIOS:
Book value per common share	$8.81	$8.76	$8.67	$8.59	$8.43
Tangible book value per common share (2)	6.04	5.98	5.88	5.80	5.55
Tangible common equity to tangible assets (2)	6.92%	6.95%	6.90%	6.91%	6.53%
Tier 1 leverage capital	8.13	7.69	7.70	7.74	7.35
Common equity tier 1 capital	9.22	9.18	9.12	9.27	8.73
Tier 1 risk-based capital	10.42	9.81	9.76	9.90	9.36
Total risk-based capital	12.61	11.99	11.96	12.15	11.64

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES:	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2017	2017	2016	2017	2016
Beginning balance - Allowance for credit losses	$118,621	$117,696	$110,414	$116,604	$108,367
Loans charged-off:
Commercial and industrial	(265)	(2,910)	(3,763)	(4,889)	(5,507)
Commercial real estate	—	(139)	—	(553)	(519)
Construction	—	—	—	—	—
Residential mortgage	(129)	(229)	(518)	(488)	(750)
Total Consumer	(1,335)	(1,011)	(782)	(3,467)	(2,553)
Total loans charged-off	(1,729)	(4,289)	(5,063)	(9,397)	(9,329)
Charged-off loans recovered:
Commercial and industrial	2,320	312	902	3,480	2,418
Commercial real estate	42	346	34	530	1,581
Construction	—	294	10	294	10
Residential mortgage	220	235	495	903	604
Total Consumer	366	395	282	1,324	1,194
Total loans recovered	2,948	1,582	1,723	6,531	5,807
Net recoveries (charge-offs)	1,219	(2,707)	(3,340)	(2,866)	(3,522)
Provision for credit losses	1,640	3,632	5,840	7,742	8,069
Ending balance - Allowance for credit losses	$121,480	$118,621	$112,914	$121,480	$112,914
Components of allowance for credit losses:
Allowance for loan losses	$118,966	$116,446	$110,697	$118,966	$110,697
Allowance for unfunded letters of credit	2,514	2,175	2,217	2,514	2,217
Allowance for credit losses	$121,480	$118,621	$112,914	$121,480	$112,914
Components of provision for credit losses:
Provision for loan losses	$1,301	$3,710	$5,949	$7,413	$8,041
Provision for unfunded letters of credit	339	(78)	(109)	329	28
Provision for credit losses	$1,640	$3,632	$5,840	$7,742	$8,069
Annualized ratio of total net (recoveries) charge-offs to average loans	(0.03)%	0.06%	0.08%	0.02%	0.03%
Allowance for credit losses as a % of non-PCI loans	0.73%	0.73%	0.76%	0.73%	0.76%
Allowance for credit losses as a % of total loans	0.67%	0.67%	0.68%	0.67%	0.68%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2017	2017	2017	2016	2016
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$1,186	$2,391	$29,734	$6,705	$4,306
Commercial real estate	4,755	6,983	11,637	5,894	9,385
Construction	—	—	7,760	6,077	—
Residential mortgage	7,942	4,677	7,533	12,005	9,982
Total Consumer	5,205	4,393	3,740	4,197	3,146
Total 30 to 59 days past due	19,088	18,444	60,404	34,878	26,819
60 to 89 days past due:
Commercial and industrial	3,043	2,686	341	5,010	788
Commercial real estate	626	8,233	359	8,642	4,291
Construction	2,518	854	—	—	—
Residential mortgage	1,604	1,721	4,177	3,564	2,733
Total Consumer	1,019	1,007	787	1,147	1,234
Total 60 to 89 days past due	8,810	14,501	5,664	18,363	9,046
90 or more days past due:
Commercial and industrial	125	—	405	142	145
Commercial real estate	389	2,315	—	474	478
Construction	—	2,879	—	1,106	1,881
Residential mortgage	1,433	3,353	1,355	1,541	590
Total Consumer	301	275	314	209	226
Total 90 or more days past due	2,248	8,822	2,074	3,472	3,320
Total accruing past due loans	$30,146	$41,767	$68,142	$56,713	$39,185
Non-accrual loans:
Commercial and industrial	$11,983	$11,072	$8,676	$8,465	$7,875
Commercial real estate	13,870	15,514	15,106	15,079	14,452
Construction	1,116	1,334	1,461	715	1,136
Residential mortgage	12,974	12,825	11,650	12,075	14,013
Total Consumer	1,844	1,409	1,395	1,174	965
Total non-accrual loans	41,787	42,154	38,288	37,508	38,441
Other real estate owned (OREO) (5)	10,770	10,182	10,737	9,612	10,257
Other repossessed assets	480	342	475	384	307
Non-accrual debt securities (6)	2,115	1,878	2,007	1,935	2,025
Total non-performing assets	$55,152	$54,556	$51,507	$49,439	$51,030
Performing troubled debt restructured loans	$113,677	$109,802	$80,360	$85,166	$81,093
Total non-accrual loans as a % of loans	0.23%	0.24%	0.22%	0.22%	0.23%
Total accruing past due and non-accrual loans as a % of loans	0.40%	0.47%	0.61%	0.55%	0.47%
Allowance for losses on loans as a % of non-accrual loans	284.70%	276.24%	301.51%	305.05%	287.97%
Non-performing purchased credit-impaired loans (7)	$25,413	$33,715	$25,857	$27,011	$30,055

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended				Nine Months Ended
	September 30,	June 30,		September 30,	September 30,
($ in thousands, except for share data)	2017	2017		2016	2017	2016
Adjusted net income available to common shareholders:
Net income, as reported	$39,649	$50,065		$42,842	$135,809	$118,056
Add: LIFT program expenses (net of tax)*	5,753	—		—	5,753	—
Add: Merger related expenses (net of tax)**	1,043	—		—	1,044	—
Net income, as adjusted	$46,445	$50,065		$42,842	$142,606	$118,056
Dividends on preferred stock	2,683	1,797	1,797	1,797	6,277	5,391
Net income available to common shareholders, as adjusted	$43,762	$48,268		$41,045	$136,329	$112,665
__________
* LIFT program expenses are primarily within professional and legal fees, and salary and employee benefits expense.
** Merger related expenses are primarily within professional and legal fees.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$43,762	$48,268		$41,045	$136,329	$112,665
Average number of shares outstanding	264,058,174	263,958,292		254,473,994	263,938,786	254,310,769
Basic earnings, as adjusted	$0.17	$0.18		$0.16	$0.52	$0.44
Average number of diluted shares outstanding	264,936,220	264,778,242		254,940,307	264,754,845	254,698,593
Diluted earnings, as adjusted	$0.17	$0.18		$0.16	$0.51	$0.44
Annualized return on average tangible shareholders' equity:
Net income	$39,649	$50,065		$42,842	$135,809	$118,056
Average shareholders' equity	2,502,538	2,420,848		2,251,461	2,441,227	2,236,569
Less: Average goodwill and other intangible assets	(733,450)	(734,616)		(733,830)	(734,738)	(734,791)
Average tangible shareholders' equity	$1,769,088	$1,686,232		$1,517,631	$1,706,489	$1,501,778
Annualized return on average tangible
shareholders' equity	8.96%	11.88%		11.29%	10.61%	10.48%
Adjusted annualized return on average assets:
Net income, as adjusted	$46,445	$50,065		$42,842	$142,606	$118,056
Average assets	$23,604,252	$23,396,259		$22,081,470	$23,334,491	$21,831,622
Annualized return on average assets, as adjusted	0.79%	0.86%		0.78%	0.81%	0.72%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$46,445	$50,065		$42,842	$142,606	$118,056
Average shareholders' equity	$2,502,538	$2,420,848		$2,251,461	$2,441,227	$2,236,569
Annualized return on average shareholders' equity, as adjusted	7.42%	8.27%		7.61%	7.79%	7.04%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2017	2017	2016	2017	2016
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$46,445	$50,065	$42,842	$142,606	$118,056
Average tangible shareholders' equity	$1,769,088	$1,686,232	$1,517,631	$1,706,489	$1,501,778
Annualized return on average tangible shareholders' equity, as adjusted	10.50%	11.88%	11.29%	11.14%	10.48%
Adjusted efficiency ratio:
Non-interest expense	$132,565	$119,239	$113,268	$372,756	$351,296
Less: LIFT program expenses (pre-tax)	9,875	—	—	9,875	—
Less: Merger-related expenses (pre-tax)	1,241	—	—	1,242	—
Less: Amortization of tax credit investments (pre-tax)	8,389	7,732	6,450	21,445	21,360
Non-interest expense, as adjusted	$113,060	$111,507	$106,818	$340,194	$329,936
Net interest income	164,854	168,960	154,146	496,343	453,754
Non-interest income	26,088	24,690	24,853	75,837	70,565
Gross operating income	190,942	193,650	178,999	572,180	524,319
Efficiency ratio, as adjusted	59.21%	57.58%	59.68%	59.46%	62.93%

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2017	2017	2017	2016	2016
Tangible book value per common share:
Common shares outstanding	264,197,172	263,971,766	263,842,268	263,638,830	254,461,906
Shareholders' equity	$2,537,984	$2,423,901	$2,398,541	$2,377,156	$2,257,073
Less: Preferred stock	(209,691)	(111,590)	(111,590)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(733,498)	(734,337)	(735,595)	(736,121)	(733,627)
Tangible common shareholders' equity	$1,594,795	$1,577,974	$1,551,356	$1,529,445	$1,411,856
Tangible book value per common share	$6.04	$5.98	$5.88	$5.80	$5.55
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,594,795	$1,577,974	$1,551,356	$1,529,445	$1,411,856
Total assets	23,780,661	23,449,350	23,220,456	22,864,439	22,368,453
Less: Goodwill and other intangible assets	(733,498)	(734,337)	(735,595)	(736,121)	(733,627)
Tangible assets	$23,047,163	$22,715,013	$22,484,861	$22,128,318	$21,634,826
Tangible common equity to tangible assets	6.92%	6.95%	6.90%	6.91%	6.53%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $558 thousand and $1.0 million at December 31, 2016 and September 30, 2016, respectively. These assets are covered by the loss-sharing agreements with the FDIC. There were no covered OREO properties at September 30, 2017, June 30, 2017 and March 31, 2017.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $637 thousand, $875 thousand, $745 thousand, $817 thousand and $728 thousand at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively) after recognition of all credit impairments.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2017	2016
Assets	(Unaudited)
Cash and due from banks	$215,600	$220,791
Interest bearing deposits with banks	128,226	171,710
Investment securities:
Held to maturity (fair value of $1,831,145 at September 30, 2017 and $1,924,597 at December 31, 2016)	1,823,622	1,925,572
Available for sale	1,447,737	1,297,373
Total investment securities	3,271,359	3,222,945
Loans held for sale, at fair value	13,321	57,708
Loans	18,201,462	17,236,103
Less: Allowance for loan losses	(118,966)	(114,419)
Net loans	18,082,496	17,121,684
Premises and equipment, net	289,153	291,180
Bank owned life insurance	386,874	391,830
Accrued interest receivable	72,063	66,816
Goodwill	690,637	690,637
Other intangible assets, net	42,861	45,484
Other assets	588,071	583,654
Total Assets	$23,780,661	$22,864,439
Liabilities
Deposits:
Non-interest bearing	$5,099,376	$5,252,825
Interest bearing:
Savings, NOW and money market	8,792,734	9,339,012
Time	3,420,656	3,138,871
Total deposits	17,312,766	17,730,708
Short-term borrowings	1,482,709	1,080,960
Long-term borrowings	2,215,219	1,433,906
Junior subordinated debentures issued to capital trusts	41,716	41,577
Accrued expenses and other liabilities	190,267	200,132
Total Liabilities	21,242,677	20,487,283
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at September 30, 2017 and December 31, 2016)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2017)	98,101	—
Common stock (no par value, authorized 450,000,000 shares; issued 264,197,172 shares at September 30, 2017 and 263,804,877 shares at December 31, 2016)	92,569	92,353
Surplus	2,054,843	2,044,401
Retained earnings	214,981	172,754
Accumulated other comprehensive loss	(34,100)	(42,093)
Treasury stock, at cost (166,047 shares at December 31, 2016)	—	(1,849)
Total Shareholders’ Equity	2,537,984	2,377,156
Total Liabilities and Shareholders’ Equity	$23,780,661	$22,864,439

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Interest Income
Interest and fees on loans	$186,773	$185,860	$171,143	$547,647	$506,640
Interest and dividends on investment securities:
Taxable	17,922	18,928	14,232	54,439	42,487
Tax-exempt	3,752	3,943	4,023	11,726	11,447
Dividends	2,657	2,137	1,612	6,945	4,408
Interest on federal funds sold and other short-term investments	546	279	193	1,156	846
Total interest income	211,650	211,147	191,203	621,913	565,828
Interest Expense
Interest on deposits:
Savings, NOW and money market	15,641	12,714	10,165	38,538	29,369
Time	10,852	10,166	9,412	30,571	28,220
Interest on short-term borrowings	5,161	5,516	3,545	14,578	8,537
Interest on long-term borrowings and junior subordinated debentures	15,142	13,791	13,935	41,883	45,948
Total interest expense	46,796	42,187	37,057	125,570	112,074
Net Interest Income	164,854	168,960	154,146	496,343	453,754
Provision for credit losses	1,640	3,632	5,840	7,742	8,069
Net Interest Income After Provision for Credit Losses	163,214	165,328	148,306	488,601	445,685
Non-Interest Income
Trust and investment services	3,062	2,800	2,628	8,606	7,612
Insurance commissions	4,519	4,358	4,580	13,938	14,133
Service charges on deposit accounts	5,558	5,342	5,263	16,136	15,460
Gains (losses) on securities transactions, net	6	22	(10)	5	258
Fees from loan servicing	1,895	1,831	1,598	5,541	4,753
Gains on sales of loans, net	5,520	4,791	4,823	14,439	9,723
Bank owned life insurance	1,541	1,701	1,683	5,705	5,464
Other	3,987	3,845	4,288	11,467	13,162
Total non-interest income	26,088	24,690	24,853	75,837	70,565
Non-Interest Expense
Salary and employee benefits expense	67,062	61,338	58,107	192,116	174,438
Net occupancy and equipment expense	22,756	22,609	20,658	68,400	65,615
FDIC insurance assessment	4,603	4,928	4,804	14,658	14,998
Amortization of other intangible assets	2,498	2,562	2,675	7,596	8,452
Professional and legal fees	11,110	4,302	4,031	20,107	13,398
Amortization of tax credit investments	8,389	7,732	6,450	21,445	21,360
Telecommunication expense	2,464	2,707	2,459	7,830	7,139
Other	13,683	13,061	14,084	40,604	45,896
Total non-interest expense	132,565	119,239	113,268	372,756	351,296
Income Before Income Taxes	56,737	70,779	59,891	191,682	164,954
Income tax expense	17,088	20,714	17,049	55,873	46,898
Net Income	39,649	50,065	42,842	135,809	118,056
Dividends on preferred stock	2,683	1,797	1,797	6,277	5,391
Net Income Available to Common Shareholders	$36,966	$48,268	$41,045	$129,532	$112,665
Earnings Per Common Share:
Basic	$0.14	$0.18	$0.16	$0.49	$0.44
Diluted	0.14	0.18	0.16	0.49	0.44
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	264,058,174	263,958,292	254,473,994	263,938,786	254,310,769
Diluted	264,936,220	264,778,242	254,940,307	264,754,845	254,698,593

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$18,006,274	$186,776	4.15%	$17,701,676	$185,863	4.20%	$16,570,723	$171,146	4.13%
Taxable investments (3)	2,905,400	20,579	2.83%	2,967,729	21,065	2.84%	2,531,202	15,844	2.50%
Tax-exempt investments (1)(3)	556,061	5,773	4.15%	581,263	6,066	4.17%	628,951	6,189	3.94%
Federal funds sold and other
interest bearing deposits	175,111	546	1.25%	166,003	279	0.67%	165,956	193	0.47%
Total interest earning assets	21,642,846	213,674	3.95%	21,416,671	213,273	3.98%	19,896,832	193,372	3.89%
Other assets	1,961,406			1,979,588			2,184,638
Total assets	$23,604,252			$23,396,259			$22,081,470
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$8,799,955	$15,641	0.71%	$8,803,028	$12,715	0.58%	$8,509,793	$10,165	0.48%
Time deposits	3,368,153	10,852	1.29%	3,290,407	10,166	1.24%	3,082,100	9,412	1.22%
Short-term borrowings	1,537,562	5,161	1.34%	1,837,809	5,516	1.20%	1,439,352	3,545	0.99%
Long-term borrowings (4)	2,032,068	15,142	2.98%	1,679,691	13,790	3.28%	1,518,757	13,935	3.67%
Total interest bearing liabilities	15,737,738	46,796	1.19%	15,610,935	42,187	1.08%	14,550,002	37,057	1.02%
Non-interest bearing deposits	5,184,991			5,195,052			5,077,032
Other liabilities	178,985			169,424			202,975
Shareholders' equity	2,502,538			2,420,848			2,251,461
Total liabilities and shareholders' equity	$23,604,252			$23,396,259			$22,081,470

Net interest income/interest rate spread (5)		$166,878	2.76%		$171,086	2.90%		$156,315	2.87%
Tax equivalent adjustment		(2,024)			(2,126)			(2,169)
Net interest income, as reported		$164,854			$168,960			$154,146
Net interest margin (6)			3.05%			3.16%			3.10%
Tax equivalent effect			0.03%			0.04%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.08%			3.20%			3.14%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.